INNOGY ANNOUNCES RESULTS OF NOTEHOLDER MEETING VIA CITI / NatWest Markets

On 21 December 2016, innogy Finance B.V. (the “Issuer”) announced the invitation to holders of its outstanding 2020 Notes, guaranteed by RWE Aktiengesellschaft (the “Existing Guarantor” or “RWE AG”), issued under the EUR 30,000,000,000 Debt Issuance Programme of the Existing Guarantor and the Issuer, to consent to a replacement of the Existing Guarantor with innogy SE as new guarantor (the “New Guarantor” or “innogy SE”) (such invitation to the Noteholder Meeting, the “Invitation”).

Following the noteholder meeting (Gläubigerversammlung) (the “Noteholder Meeting”) held on January 11, 2017 at 11.00 (CET), notice is given to the holders of the 2020 Notes regarding the results of the Noteholder Meeting.

The Noteholders of the 2020 Notes (ISIN: XS0878010718) have consented to the Proposed Amendments by way of Extraordinary Resolution at the Noteholder Meeting.

The wording of the Extraordinary Resolution passed at the Noteholder Meeting is available on the Solicitation Website and will be published (bekanntgemacht) in the Federal Gazette (Bundesanzeiger) on or about January 13, 2017.

The Extraordinary Resolution passed at the Noteholder Meeting will be implemented upon the expiration of the contestation period under the German Act on Debt Securities and the absence of any outstanding contestation proceeding with respect to that Extraordinary Resolution at such time, or if a contestation claim has been filed by a Noteholder, after the settlement of the contestation claim. Upon implementation of the Extraordinary Resolutions, the change of guarantor will become effective. The Issuer will make a further announcement at such time.

Solicitation Agents

Citigroup (+44 207 986 8969, liabilitymanagement.europe@citi.com);
NatWest Markets (+44 20 7085 6124, liabilitymanagement@rbs.com)

Tabulation and Voting Agent

Lucid (+44 207 704 0880, innogy@lucid-is.com)

This announcement is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the Invitation or any related document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim they may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.